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PRESS RELEASE                                             FOR IMMEDIATE RELEASE
                                                     Contact:  John G. Robinson
                                                      Telephone: (724) 684-6800


                         FEDFIRST FINANCIAL CORPORATION
               ANNOUNCES APPROVAL OF NEW STOCK REPURCHASE PROGRAM

      September 27, 2007, Monessen, PA. FedFirst Financial Corporation (NASDAQ
Capital: FFCO) today announced that the Company's board of directors approved a new program to repurchase up to 147,500 shares of the Company's outstanding common stock, which is approximately 5% of outstanding shares held by persons other than FedFirst Financial Mutual Holding Company. When combined with shares that remain to be repurchased under the existing stock repurchase program, which has been extended, the Company may repurchase up to 179,800 shares of its common stock.

      Purchases under both programs will be conducted solely through a Rule 10b5-1 repurchase plan with Sandler O'Neill & Partners, L.P. and will be based upon the parameters of the Rule 10b5-1 repurchase plan. The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period.

      FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating eight full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc.